UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Kohl’s Corporation

(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

Item 1: On February 10, 2022, Jonathan Duskin, Chief Executive Officer of Macellum Capital Management, LLC, was quoted in the following article published by MarketWatch:

Activist investors to nominate new Kohl's board members, suggest Kohl's visited Amazon

MarketWatch

By Tonya Garcia

February 10, 2022

Activist investor group Macellum Advisors GP LLC has named the slate of 10 board members that it will nominate at Kohl's Corp.'s KSS, +1.36% next investor day, scheduled for March 7, including Stacy Hawkins, a Rutgers Law School educator and diversity consultant; Jeffrey Kantor, former Macy's Inc. M, +2.89% executive with 40 years of retail experience; and Perry Mandarino, co-head of investment banking, head of restructuring and senior managing director of B. Riley Securities, Inc. In a lengthy letter, Macellum Managing Partner Jonathan Duskin criticized the poison pill that Kohl's put in place last week, and once again noted the department store retailer's ongoing "underperformance." Duskin is also one of Macellum's nominees. Macellum also suggested that Kohl's has paid a visit to Amazon.com Inc. AMZN, -0.14% "With reports now swirling about the Company's jet recently flying to Seattle, Washington, where Amazon is headquartered, we hope the incumbents are not losing sight of their fiduciary duties," the letter said. "We need to question whether the Board is fully cognizant of its obligations given it has yet to announce the Company will run an open, fair and fulsome process to evaluate all potential offers that could maximize value for shareholders." Kohl's has rejected the buyout offers it received. Company executives maintain that Kohl's is on a turnaround path. The stock rose 2.3% in Thursday premarket trading, and has run up 24% over the last year. The ProShares Decline of the Retail Store ETF EMTY, -1.01% is down 19.3%. And the S&P 500 index SPX, +1.45% has gained 17.3% over the last 12 months. Kohl's is scheduled to report fourth-quarter results on March 1, according to FactSet.

Item 2: On February 10, 2022, Jonathan Duskin was quoted in the following article published by Bloomberg:

Macellum Ups Pressure on Kohl’s to Sell With 10-Director Slate
Bloomberg
By Scott Deveau

February 10, 2022

(Bloomberg) -- Activist investor Macellum Capital Management has nominated 10 directors in an effort to take control of Kohl’s Corp.’s board, arguing the retailer’s leadership “appears to be botching a sale process.”

Jonathan Duskin, Macellum’s managing partner, said in a letter to shareholders Thursday that the board’s rejection of two takeover proposals at a substantial premium last week, along with the adoption of an “onerous” poison pill, suggests it’s no longer acting impartially or objectively.

“Given the growing list of issues and red flags in the boardroom, we believe substantial and urgent change is needed,” Duskin said in the letter, which was reviewed by Bloomberg News.

“Kohl’s is at a pivotal inflection point now that it has a window to source and consider potentially value-maximizing acquisition proposals -- a window that will not be open indefinitely as the market environment and macro circumstances evolve,” he said.

A representative for Kohl’s, based in Menomonee Falls, Wisconsin, wasn’t immediately available for comment.

Kohl’s said last week that the board had rejected offers because they were too low and that it had hired Goldman Sachs Group Inc. and PJT Partners Inc. to field interest from potential buyers. It also adopted the so-called poison pill that makes a takeover more difficult without the board’s consent.

Sycamore, Acacia

Both Sycamore Partners and Acacia Research Corp., a suitor backed by hedge fund Starboard Value LP, had engaged with Kohl’s about a potential deal, Bloomberg News has reported. Acacia said in a regulatory filing that it had offered $64 a share, or about $9 billion, for the company.

“We need to question whether the board is fully cognizant of its obligations given it has yet to announce that the company will run an open, fair and fulsome process to evaluate all potential offers that could maximize value for shareholders,” Duskin said in the letter. Anything short of that would validate Macellum’s view that the company’s current leadership is putting its own interests before those of shareholders, he said.

Macellum contends its slate, which includes Duskin, would give the 14-member board fresh viewpoints, as well as a firm commitment to assess all paths for maximizing shareholder value.

Macellum’s nominees include former Lazard Freres & Co. banker George Brokaw, former PVH Corp. executive Francis Ken Duane and Citi Trends Inc. Chief Financial Officer Pamela Edwards. The other six are Stacy Hawkins, Jeffrey Kantor, Perry Mandarino, Cynthia Murray, Kenneth Seipel and Craig Young.

Item 3: On February 10, 2022, Macellum Badger was quoted in the following article published by Seeking Alpha:

Kohl's gains amid board and M&A intrigue

Seeking Alpha

By Clark Schultz

February 10, 2022

•	Macellum Advisors announced on Thursday morning that it nominated a slate of ten independent candidates for election to the Kohl's Corporation (NYSE:KSS) board of directors.

•	The activist firm says it is convinced that a majority of the Kohl's board needs to be refreshed after it hastily rejected at least two potential acquirers.

•	"The fact that the Board simultaneously adopted what appears to be an onerous, two-tiered poison pill indicates to us it is also no longer prioritizing shareholders’ interests. In our view, any directors that support such patently anti-shareholder maneuvers cannot be trusted to credibly evaluate potentially value-maximizing alternatives versus management’s perpetually ineffective plans."

•	Kohl's Corp. (KSS) rose 1.55% in premarket trading on a report that private equity firm Leonard Green is interested in bidding for the department store chain.

Item 4: On February 10, 2022, Jonathan Duskin was quoted in the following article published by CNBC:

Activist Macellum seeks to take control of Kohl’s board, nominates 10 directors

CNBC

By Lauren Thomas

February 10, 2022

Activist group Macellum has amplified the pressure on Kohl’s as it seeks to take control of the retailer’s board by nominating 10 directors.

Macellum, led by Jonathan Duskin, has criticized Kohl’s for not performing as well as it could in recent years. Last month, it called for the company to consider selling itself.

A representative from Kohl’s didn’t immediately respond to CNBC’s request for comment.

This is the second time that Macellum has nominated directors at Kohl’s. Last year, it pushed Kohl’s to expand its 11-member board by three directors.

Earlier this month, Kohl’s rejected two takeover offers that it said undervalued its business, and it also adopted a “poison pill” plan to avoid a hostile takeover. Duskin said Thursday that, “it seems to us the board is doing everything in its power to chill a normal-course sale process and quell interest from other bidders during what we view as a unique window of opportunity.”

He also said that reports have been circulating about Kohl’s jet recently flying to Seattle, where Amazon is headquartered.

Kohl’s shares were unchanged in premarket trading, having risen about 25% year to date.

Read the full letter from Macellum here.

Item 5: On February 10, 2022, Jonathan Duskin was quoted in the following article published by Reuters:

Macellum nominates 10 to retailer Kohl's board-sources

Reuters

By Svea Herbst-Bayliss

February 10, 2022

Activist investment firm Macellum Advisors GP LLC is seeking to take control of retailer Kohl's Corp's (KSS.N) board and has nominated 10 directors, according to two people familiar with the matter.

Macellum, led by Jonathan Duskin, has criticized Kohl's for not doing enough to improve its business and has publicly called for the company to consider putting itself up for sale.

Duskin has said privately that Kohl's 14-member board is too large and too entrenched to make the changes needed to push up the company's lagging share price. He also said that the company needs to have a shareholder on the board and he nominated himself along with nine others.

Bloomberg first reported that Macellum had nominated 10 people on Thursday.

This marks the second time that Macellum has nominated directors at Kohl's after it was part of a consortium that sought to replace nine board members last year.

The investors agreed to drop that challenge when Kohl's expanded its 11-member board by three directors in 2021.

Reuters reported in December that Macellum was planning to nominate directors and in January that the firm was pressing Kohl's for at least one board seat and a public statement that the company is reviewing strategic alternatives. read more

Last week Kohl's rejected two takeover offers that would have valued the company at roughly $9 billion. Duskin said he was "disappointed and shocked by Kohl's hasty rejection of confirmed indications of interest."

Item 6: On February 10, 2022, Macellum Badger was quoted in the following article published by Law360:

Activist Blasts Kohl's For Poison Pill, Rejection Of $9B Offer

Law360

By Benjamin Horney

February 10, 2022

Activist investment firm Macellum Advisors, represented by Olshan Frome, said Thursday that it is nominating a slate of 10 candidates to serve on the Kohl's board of directors, blasting the department store chain's newly adopted shareholder rights plan as overkill and calling on the company to consider a sale.

The outcry from Macellum Advisors GP LLC, which owns a stake of almost 5% in Kohl's, came in the form of an open letter to shareholders that was made public Thursday. According to Macellum, Kohl's has done a poor job of handling recent takeover approaches, one of which is worth a total of almost $9 billion. Kohl's said last week that its board of directors has reviewed multiple "expressions of interest," but that the proposals undervalue the company.

In addition, Macellum said the shareholder rights plan, or poison pill, that Kohl's has put in place, is doing nothing but making it difficult for shareholders to receive maximum value for their investment in the company. The poison pill takes effect if 10% of Kohl's shares are acquired by another company. Such shareholder rights plans are typically put in place to fend off buyers seeking to try a hostile takeover of a business at a low valuation. In particular, Macellum noted that the Kohl's board hasn't committed to submitting the poison pill for shareholder approval.

"We feel compelled to share our blunt concerns because the board's approach to honoring its fiduciary duties leaves a lot to be desired," the letter said. "Notably, the poison pill adopted by the board seems like it was structured to chill a sale process."

With that in mind, Macellum detailed a slate of 10 director candidates it intends to nominate to the company's board. The list of candidates includes people with many years of experience in areas including retail and mergers and acquisitions, such as George Brokaw, who is currently a director at Dish Network Corp., CTO Realty Growth Inc. and Alico Inc. and is a former managing director of M&A at Lazard Freres & Co. LLC, as well as Jeffrey A. Kantor, who previously worked as a senior executive at Macy's Inc.

"In sum, the time for substantial boardroom change at Kohl's has come," Macellum's letter said. "We fear the opportunities in front of the company right now may not exist a year from now. Our nominees are the right directors at the right time."

Macellum's letter represents an escalation of the activist's tactics. On Jan. 18, Macellum issued a letter to Kohl's shareholders alleging that the company was performing poorly compared to its peers, and indicated it was considering a slate of director nominees.

Not long after that, Kohl's confirmed on Jan. 24 that it was being courted by potential buyers. One of the takeover bids was put forth by Starboard Value-backed Acacia Research and is worth $64 per share in cash. Kohl's has also reportedly been approached with a potential takeover offer by private equity firm Sycamore Partners.

Macellum is represented by Olshan Frome Wolosky LLP, with a team that includes Elizabeth Gonzalez-Sussman, Rebecca Van Derlaske, Nikoleta Jaupi and Jack Meara.

Legal counsel information for Kohl's was not available, and a representative for the company did not immediately respond to a request for further information.

Item 7: On February 10, 2022, Macellum Badger was quoted in the following article published by Women’s Wear Daily:

Activist Increases Pressure on Kohl's With Board Nominees

Women’s Wear Daily

By David Moin

February 10, 2022

Macellum Advisors has nominated 10 candidates to the retailer's board of directors.

Macellum Advisors, the activist shareholder that owns nearly 5 percent of Kohl’s Corp., is putting more heat on the retailer by nominating 10 candidates to the board of directors.

Macelllum’s move is a reaction to last week’s rejection by Kohl’s of at least two takeover offers — including from Acacia Research Corp. and reportedly from Sycamore Partners — and the retailer’s enactment of a poison pill.

For months, Macellum has been pushing for changes at Kohl’s in what it claims is an effort to bolster the financial performance of the company and raise shareholder value. Last year, Macellum was successful in getting two individuals of its choice placed on the board, and a third person was added to the board by mutual agreement between the activist and Kohl’s. Now Macellum hopes to completely overhaul the Kohl’s board through a vote which would be tallied at the retailer’s next annual meeting of shareholders.

The board candidates nominated by Macellum include several from the retail and fashion industry and was expected. Last week, Macellum said it planned to add a slate of candidates for the board who will be “open-minded when it comes to pursuing all paths to maximizing value.”

“In the wake of the troubling press release issued by Kohl’s last Friday, we are convinced — now more than ever — that a majority of the company’s board needs to be refreshed,” Macellum wrote in a letter to shareholders on Thursday, which was signed by Jonathan Duskin, Macellum’s chief executive officer and managing partner. He’s also on the slate of nominees to the Kohl’s board.

“The board’s decision to hastily reject at least two recent expressions of interest to acquire the company, both of which included sizable premiums, suggests it is no longer operating with impartiality and objectivity. The fact that the board simultaneously adopted what appears to be an onerous, two-tiered poison pill indicates to us it is also no longer prioritizing shareholders’ interests. In our view, any directors that support such patently anti-shareholder maneuvers cannot be trusted to credibly evaluate potentially value-maximizing alternatives versus management’s perpetually ineffective plans.”

Macellum wrote that it believes Kohl’s is doing “everything in its power to chill a normal-course sale process and quell interest from other bidders during what we view as a unique window of opportunity.”

The activist also cited speculation that Kohl’s corporate jet recently flew to Seattle, where Amazon is headquartered, implying a potential “pursuit of a sweetheart deal that unjustifiably favors existing executives and directors.” There has been speculation that Amazon could bid for Kohl’s, and that the online giant would be interested in some of Kohl’s store locations to convert to warehouses and that Kohl’s concentration in casual and activewear could benefit Amazon’s apparel business. Kohl’s and Amazon have close ties stemming from Kohl’s having sites in its store for Amazon returns.

The Menomonee Falls, Wisc.-based value department store chain last Friday rejected a bid by Acacia, which is controlled by activist hedge fund Starboard Value LP, to acquire 100 percent of the outstanding shares of Kohl’s for $64 a share in cash, valuing the company at $9 billion. It is also believed that Kohl’s rejected a $64 to $65 offer from Sycamore Partners, a private equity firm that has Belk, Loft, Express, Hot Topic, Ann Taylor and other retailers in its portfolio.

The poison pill makes it more expensive to take over a company through a dilution of shares.

Kohl’s will disclose its fourth-quarter and year-end earnings on March 1 and has scheduled an investor’s meeting on March 7. Details about the company emanating from those events could factor into whether Kohl’s gets sold or not.

Macellum has run activist campaigns and brought change to The Children’s Place Inc., Citi Trends Inc., Bed Bath & Beyond and Big Lots Inc.

Macellum’s nominees, aside from Duskin, are:

•	George Brokaw, director at Dish Network, CTO Realty Growth and Alico; former managing director at Lazard Frères, Highbridge Growth Equity Fund and head of private equity at Perry Capital.

•	Francis Ken Duane, former executive vice chairman at PVH Corp.; former president of Guess; executive roles at Nautica, Hugo Boss and Burberry.

•	Pamela J. Edwards, chief financial officer and executive vice president of Citi Trends; former executive at Bath & Body Works, Mast Global, Victoria’s Secret and Express, and board member at Neiman Marcus Group.

•	Stacy Hawkins, a diversity consultant and vice dean of Rutgers Law School.

•	Jeffrey A. Kantor, president of JAK Consulting and former Macy’s chief merchandising officer and chief stores officer, and former chairman of macys.com.

•	Perry M. Mandarino, senior managing director of B. Riley Securities; former partner at PricewaterhouseCoopers, and board member at Bebe Stores.

•	Cynthia S. Murray, founder and CEO of Stanmore Partners; former president of Chico’s and Full Beauty Brands; former executive at Talbots and Saks Off 5th.

•	Kenneth D. Seipel, principal of Retail Business Optimization consulting; Citi Trends board member; formerly Gabriel Brothers CEO; former president at Wet Seal and Pamida Discount Stores.

•	Craig M. Young, founder/managing principal, Tidewater Capital; president of Chain of Lakes Capital, and former executive at JBG Companies; Sembler Investments, and Deutsche Bank.

Item 8: On February 10, 2022, Macellum Badger was quoted in the following article published by Barron’s:

Kohl’s Activist Macellum Nominates Slate of 10 Director Candidates

Barron’s

By Logan Moore

February 10, 2022

Activist investor Macellum Capital Management said in a letter to shareholders Thursday it nominated a slate of 10 director candidates for Kohl’s , saying that “a majority of the Company’s Board needs to be refreshed.” The current board “appears to be botching a sale process,” Macellum alleged.

“The Board’s decision to hastily reject at least two recent expressions of interest to acquire the Company…suggests it is no longer operating with impartiality and objectivity,” Macellum wrote. Kohl’s (ticker: KSS) recent adoption of a so-called poison pill meant to deter a hostile takeover “indicates to us it is also no longer prioritizing shareholders’ interests,” it added.

Macellum owns a stake of nearly 5% in the department-store chain. Its 10 candidates for Kohl’s board include Macellum CEO Jonathan Duskin, Citi Trends ( CTRN ) Chief Financial Officer Pamela J. Edwards, and Jeffrey A. Kantor, a former Macy’s (M) executive. Kohl’s board currently includes 14 directors.

Kohl’s told Barron’s it didn’t immediately have a comment on the matter, but would release a statement later today. Macellum didn’t immediately respond to request for comment beyond the letter.

Kohl’s stock is about flat in Thursday morning trading, compared with about a 1% drop in the S&P 500 index.

Last week, Kohl’s said the unsolicited offers it has received undervalue the company. There’s a $64-per-share offer from Acacia Research, which is controlled by activist hedge fund Starboard Value, and an offer from Sycamore Partners.

Item 9: On February 10, 2022, Jonathan Duskin was quoted in the following article published by 13D Monitor Daily Recap:

Macellum Nominates 10 to Retailer Kohl's Board-Sources
"Reuters (02/10/22) Bayliss-Herbst, Svea"

Macellum Advisors GP LLC said on Thursday that it is seeking to take control of retailer Kohl's Corp's (KSS) board and has nominated 10 directors. Macellum, led by Jonathan Duskin, has criticized Kohl's for not doing enough to improve its business and has publicly called for the company to consider putting itself up for sale. He also criticized the company for rejecting two takeover offers and for having adopted a defense tactic to prevent a hostile takeover. "Any directors that support such patently anti-shareholder maneuvers cannot be trusted to credibly evaluate potentially value-maximizing alternatives versus management's perpetually ineffective plans," he wrote in a letter that details the nominations. Kohl's said "Macellum's effort to take control of the board is unjustified and counterproductive" and called the hedge fund's claim that the board isn't able to review sales opportunities "groundless." It also said Macellum's comments on the shareholder rights plan, also called a poison pill, are "misleading." Duskin has said privately that Kohl's 14-member board is too large and too entrenched to make the changes needed to push up the company's lagging share price. He also said that the company needs to have a shareholder on the board and he nominated himself along with nine others with expertise in retail and investment banking. "Given the growing list of issues and red flags in the boardroom, we believe substantial and urgent change is needed," Duskin wrote. This marks the second time that Macellum has nominated directors at Kohl's after it was part of a consortium that sought to replace nine board members last year. The investors agreed to drop that challenge when Kohl's expanded its 11-member board by three directors in 2021.

Item 10: On February 10, 2022, Jonathan Dusking was quoted in the following article published by the Milwaukee Business Journal:

Activist investor Macellum nominates slate of 10 candidates for Kohl's board

Milwaukee Business Journal

By Rich Kirchen

February 10, 2022

As promised, Kohl’s Corp. activist investor Macellum Advisors GP, LLC nominated what it called a slate of 10 highly qualified and independent candidates, including a former Macy's senior executive, for election to the Kohl’s board at the 2022 annual shareholders meeting.

Macellum also sent a letter to other shareholders stating the board’s rejection of offers to sell indicate the board is “anti-shareholder.”

The candidate list also included Macellum's managing partner Jonathan Duskin, who said in a letter Thursday morning that the board needs to be refreshed.

“The board’s decision to hastily reject at least two recent expressions of interest to acquire the company, both of which included sizable premiums, suggests it is no longer operating with impartiality and objectivity,” Duskin said. “The fact that the board simultaneously adopted what appears to be an onerous, two-tiered poison pill indicates to us it is also no longer prioritizing shareholders’ interests.”

Duskin said the Kohl’s board “cannot be trusted to credibly evaluate potentially value-maximizing alternatives versus management’s perpetually ineffective plans.”

A Kohl's spokeswoman could not immediately be reached for comment.

The nominees from Macellum, besides Duskin, are:

• George Brokaw, a former managing director at Lazard Frères & Co. LLC. Brokaw is a director at DISH Network Corp. (Nasdaq: DISH), CTO Realty Growth Inc. (NYSE: CTO) and Alico Inc. (Nasdaq: ALCO);

• Francis Ken Duane, a former executive vice chairman at fashion company PVH Corp. (NYSE: PVH, and the former CEO of Heritage Brands and former president of IZOD;

• Pamela Edwards, chief financial officer and executive vice president of Citi Trends Inc. (Nasdaq: CTRN), a specialty value retailer of apparel, accessories and home trends and former executive at L Brands Inc.;

• Stacy Hawkins, vice dean of Rutgers Law School and an independent diversity and employment practices consultant;

• Jeffrey Kantor, a former senior executive at Macy’s Inc. (NYSE: M), former chairman of Macys.com, Macy's ecommerce division, and CEO and president of the Hecht’s Company, a large chain of department stores;

• Perry Mandarino, co-head of investment banking and head of restructuring and senior managing director of B. Riley Securities Inc. that is a subsidiary of B. Riley Financial Inc. (Nasdaq: RILY);

• Cynthia Murray, a former president of Chico’s Brand, FAS Inc. (NYSE: CHS), former president of Full Beauty Brands, and former executive at Talbots Inc.;

• Kenneth Seipel, former CEO of Gabriel Brothers Inc. a value department store retailer; former president and chief operating officer of Wet Seal Inc. and former president and of Pamida Discount Stores LLC and;

• Craig Young, founder and managing principal of Tidewater Capital LLC, a real estate private equity firm with approximately $1 billion of assets under management.

Item 11: On February 10, 2022, Jonathan Duskin was quoted in the following article published by the New York Post:

Activist investor Macellum trying to grab control of Kohl’s board

New York Post

By Lisa Fickenscher

February 10, 2022

The pressure is growing on Kohl’s to shake up its board.

Activist investor Macellum — which holds a big stake in the midprice retailer and is pressing for change — wants to install 10 new directors to jumpstart growth at the chain, which it says is lagging behind competitors.

Macellum argues in a letter to shareholders Thursday that Kohl’s is thumbing its nose at solid offers to acquire the Menomonee Falls, Wisconsin, based company. The letter also flagged what Macellum said was a recent mysterious trip by the Kohl’s corporate jet to Seattle, where Amazon is based.

Led by Jonathan Duskin, who is nominating himself to serve on the board, Macellum’s latest move comes on the heels of Kohl’s activating a poison pill last week to ward off hostile takeovers — a measure Duskin says didn’t take investors into account.

“The Board’s decision to hastily reject at least two recent expressions of interest to acquire the Company, both of which included sizable premiums, suggests it is no longer operating with impartiality and objectivity,” Duskin writes.

Kohl’s has said it will lay out its strategic plans at its annual meeting next month.

But Macellum, which had urged the company to put itself up for sale earlier this year, poured cold water on the initiative.

“We find it incredibly arrogant for the board to tell shareholders to sit idly by as long-tenured officers and directors, who have presided over years of underperformance, waste time and resources coming up with another strategy to try to justify their control,” Duskin writes.

In a statement, Kohl’s said that Macellum’s attempt to take over the retailer’s board was “unjustified and counterproductive.”

“The Board reaffirms its commitment to maximizing the long-term value of the Company,” the statement said. “It will continue to pursue all reasonable opportunities to drive value, consistent with its fiduciary obligations.”

Meantime, it’s the second time Macellum has advocated for a board shake-up. Last year, the investor along with other activists successfully advocated for several new board members.

Last week when Kohl’s adopted its poison pill, which expires Feb. 2, 2023, Kohl’s chairman Frank Sica, said in a statement, “We have a high degree of confidence in Kohl’s transformational strategy, and we expect that its continued execution will result in significant value creation,” adding that the board “will continue to closely evaluate any opportunities to create value.”

The company did not immediately respond for comment on Macellum’s demand for 10 new directors.

Kohl’s shares were little-changed on Thursday, gaining about 0.3% to trade at $62.19 each — outperforming the broader market, which was down about 0.3%. Over the past year, Kohl’s stock is up about 25%.

Item 12: On February 10, 2022, Jonathan Duskin was quoted in the following article published by Sourcing Journal:

Latest Kohl’s Board Attack: Chain Hasn’t Generated ‘Same-Store Sales Growth for a Decade’

Sourcing Journal

By Vicki M. Young

February 10, 2022

The battle for Kohl’s board birthed a new skirmish Thursday.

Activist investor Macellum Advisors fired back at the retailer’s recent dismissal of buyout offers by nominating 10 board candidates for election at the department store company’s upcoming shareholders meeting.

In a letter to shareholders, Macellum Capital Management managing partner and CEO Jonathan Duskin said the board’s hasty rejection of two takeover bids “suggests it is no longer operating with impartiality and objectivity.”

“The fact that the board simultaneously adopted what appears to be an onerous, two-tiered poison pill indicates to us it is also no longer prioritizing shareholders’ interests,” Duskin wrote, referring to the shareholder rights plans that many companies adopt to prevent hostile takeovers. “In our view, any directors that support such patently anti-shareholder maneuvers cannot be trusted to credibly evaluate potentially value-maximizing alternatives versus management’s perpetually ineffective plans.”

Duskin believes Kohl’s might be pursuing a “sweetheart deal” that would benefit the existing board and executives instead of maximizing shareholder value.

He also reiterated claims about Kohl’s failure to generate on the financial front, accusing the company of “underperform[ing] both the S&P 500 and SPDR S&P Retail ETF over the one-year, three-year, five-year and ten-year periods.”

The activist last year led a group of investors that aired some ideas about maximizing shareholder value, namely urging the company to get creative with its real estate assets. The parties’ eventual settlement added Macellum-backed Margaret Jenkins and Thomas Kingsbury and Kohl’s-approved Christine Day, former CEO of Lululemon, to the board. The truce staved off a proxy fight at Kohl’s annual shareholders meeting last year.

But Macellum last month reactivated its push for a board shakeup at the Menomonee Falls, Wisc.-based retailer. Subsequent to that, Kohl’s late last month received acquisition offers. According to a regulatory filing with the Securities and Exchange Commission, one offer was from Acacia Research, backed by activist hedge fund Starboard Value, who is behind a consortium that offered $9 billion, or $64 a share in cash, to acquire the retailer. The other reportedly is from private equity firm Sycamore Partners at $65 a share. Kohl’s already faced an activist push in December from Engine Capital Management to separate e-commerce from the store operation, or put itself up for sale.

Not seeing any improvement over the past year, Macellum stepped up its board attack.

“Given the growing list of issues and red flags in the boardroom, we believe substantial and urgent change is needed. Kohl’s is at a pivotal inflection point now that it has a window to source and consider potentially value-maximizing acquisition proposals—a window that will not be open indefinitely as the market environment and macro circumstances evolve,” Duskin wrote. “If elected, our nominees will bring fresh viewpoints and open minds to the Board. They will also bring a firm commitment to assessing all paths to maximizing value for shareholders. This means evaluating sale opportunities relative to a new strategic, operational and financial plan for pursuing market share growth and enhanced earnings.”

Duskin said he expects Kohl’s upcoming analyst day presentation to be “short on detailed specifics, but full of promises.” He reminded shareholders that the retailer “has not generated same-store sales growth for a decade.” And he took credit for trying to effect change last year: “Do not forget that the board, which now appears to be botching a sale process, summarily rejected our calls for these logical steps last year,” he wrote.

In addition to nominating himself to the board slate, the letter revealed the other nine nominees. They include George Brokaw, a former investment banker and current director at DISH Network, CTO Realty Growth Inc. and Alico Inc.; Pamela J. Edwards, CFO at specialty retailer Citi Trends Inc. and former executive at L Brands Inc. and Express Inc., as well as chair of the audit committee at the Neiman Marcus Group board.

The proposal also nominated attorney Stacy Hawkin, who is currently vice dean of Rutgers Law School; Jeffrey A. Kantor, former c-suite executive at Macy’s Inc. and current board member of Ronald McDonald House New York; Perry Mandarino, an investment banker at B. Riley Securities, who also has restructuring expertise and is on the board of Bebe Stores Inc.; Cynthia S. Murray, former president at Chico’s FAS and at Full Beauty Brands and former retail executive at Talbots and Saks Off Fifth, who was a board member at Francesca’s collections and is currently founder and CEO at leadership consultancy firm Stanmore Partners.

Rounding out the nominees are Kenneth D. Seipel, former CEO of value department store Gabriel Brothers Inc., former president and chief operating officer of fast fashion chain Wet Seal Inc. and former executive vice president of stores, operations and store design at Old Navy, as well as current board member at Citi Trends, and Craig M. Young, founder and managing principal of real estate private equity firm Tidewater Capital and president of venture investing firm Chain of Lakes Capital Inc.

A spokeswoman from Kohl’s did not immediately return a request for comment.

Item 13: On February 10, 2022, Macellum Badger was quoted in the following article published by Retail TouchPoints:

Macellum Advisors Nominates 10 Directors to Kohl’s Board, Questions Rejection of Acquisition Bids

Retail TouchPoints

By Bryan Wassel

February 10, 2022

Activist investor Macellum Advisors has nominated a slate of 10 independent candidates for the Kohl’s Board of Directors as the firm continues pressuring Kohl’s to seek strategic alternatives for its business. Macellum has questioned the retailer’s recent decisions, including the rejection of two acquisition offers and the adoption of a poison pill to prevent hostile takeovers.

“In our view, any directors that support such patently anti-shareholder maneuvers cannot be trusted to credibly evaluate potentially value-maximizing alternatives versus management’s perpetually ineffective plans,” said Macellum in a letter sent to shareholders.

The investor, which holds a 5% stake in Kohl’s, doubted that the “prospective acquirers were given adequate consideration or enough access to management, data rooms and information required to inform upward adjustments to bids.” Macellum noted that Sycamore Partners’ and Acacia Research’s bids “included sizable premiums” and that Kohl’s quick rejection “suggests it is no longer operating with impartiality and objectivity.”

Macellum stated that this is a “unique window of opportunity” for the retailer to pursue a sale. The activist investor cited Kohl’s poor performance in recent years and cast doubt on the retailer’s ability to turn its fortunes around on its own.

“Keep in mind that Kohl’s has not generated same-store sales growth for a decade,” said Macellum. “After failing to grow sales versus 2019, when trillions of government stimulus had been pumped into the economy and multiple competitors shut down, we certainly do not trust current leadership to deliver on any long-term targets set next month. We are equally skeptical of any attempts by leadership to rationalize the balance sheet and monetize real estate.”

The slate of advisors was created to “bring fresh viewpoints and open minds to the Board,” according to Macellum. Some of the nominated advisors include:

•	George Brokaw, former Managing Director (Mergers & Acquisitions) at Lazard Frères & Co. LLC, whose experience could help in pursuit of a successful acquisition;

•	Francis Ken Duane, former CEO of Heritage Brands and former President of IZOD, who could leverage three decades of retail experience to help achieve greater operational efficiency;

•	Stacy Hawkins, Vice Dean of Rutgers Law School, whose experience as an independent diversity and employment practices consultant could help the retailer boost diversity in senior management; and

•	Jonathan Duskin, CEO of Macellum, who would bring capital markets acumen, retail sector investing experience and independent shareholder perspectives to the role.

The revised board would significantly shake up the strategy Kohl’s is currently pursuing. “This means evaluating sale opportunities relative to a new strategic, operational and financial plan for pursuing market share growth and enhanced earnings,” said Macellum. “After more than two decades of stagnation at Kohl’s, it is long past time for a reconstituted Board to have an opportunity to pursue superior value.”

Macellum was part of a group of investors that pushed for a new board in early 2021, which ultimately resulted in the election of three new directors (compared to the nine initially proposed).

Item 14: On February 10, 2022, Jonathan Duskin was quoted in the following article published by the Milwaukee Business Journal:

Kohl's calls activist investor's proposals 'unjustified' as another possible bidder emerges

Milwaukee Business Journal

By Rich Kirchen

February 10, 2022

Kohl’s Corp. called an activist investor's proposal to nominate new board directors and take control of the retailer “unjustified and counterproductive” even as a report emerged of private equity firm Leonard Green & Partners showing interest in a possible acquisition of Kohl’s.

Macellum Advisors, of New York City, announced early Thursday a slate of 10 board nominees including several with experience as retail executives. Jonathan Duskin, the managing partner of Macellum, which holds about 5% of the stock in Kohl’s (NYSE: KSS), pilloried the Kohl’s board for rejecting takeover offers of $64 to $65 per share and adopting a “poison pill” shareholder rights plan.

“Macellum’s claim that Kohl’s board is not equipped to evaluate sale opportunities is groundless,” Kohl’s said in a press release issued Thursday morning about four hours after Macellum's press release.

The Menomonee Falls-based department store chain pointed out that it appointed two of Macellum’s designees, along with an additional mutually agreed upon designee, to the Kohl’s board under an April 2021 settlement agreement with Macellum and other shareholders.

All members of the Kohl’s board, other than its CEO, are independent, the company said.

The Kohl’s board launched its finance committee, which is comprised entirely of independent directors, under the settlement with Macellum and other investors. The finance committee, which includes one of Macellum’s 2021 designees, is leading at review of any expressions of interest in Kohl’s, the company reiterated.

Kohl’s also reminded shareholders that the company and the board hired financial advisers, including Goldman Sachs and PJT Partners, and asked Goldman Sachs to engage with parties interested in Kohl’s.

Macellum’s claim that it is “disappointed and shocked” by Kohl’s rejection of the recent unsolicited takeover offers “is disingenuous,” Kohl’s said. The retailer points out that Duskin has on multiple occasions stated publicly that Kohl’s is worth “at least $100 per share,” which is significantly higher than the reported $64 and $65 bids.

Kohl’s called “misleading” Macellum’s comments on the Kohl’s board adopting a limited-duration shareholder rights plan, also known as a poison pill.

“The board adopted the rights plan to protect shareholder value by ensuring that the board can conduct an orderly review of any expressions of interest and by preventing any person or group from gaining control of Kohl's through open market accumulation,” Kohl’s said.

The shareholder rights plan does not preclude the board from considering “any offers that recognize the value of the company,” Kohl's said.

Macellum’s announcement Thursday demonstrates that the shareholder rights plan does not impact shareholders’ ability to initiate a proxy contest, Kohl’s noted.

The Kohl’s board reaffirmed its commitment to maximizing the long-term value of the company. Kohl’s said the board will continue “to pursue all reasonable opportunities to drive value, consistent with its fiduciary obligations.”

The Kohl’s press release Thursday also reiterated the board’s belief that the company’s current business strategy under CEO Michelle Gass is delivering financial results.

The company’s efforts to fundamentally restructure the business allowed Kohl’s to achieve a nine-year high operating margin in the fiscal third quarter that ended in October 2021. The company said it is positioned to achieve significantly enhanced profitability.

Those financial results reflect the company's strategic focus on transforming the operating model and making Kohl’s the leading omnichannel destination for the active and casual lifestyle, the company said.

“We are optimistic about significant value creation in both the near and long term as a result of our transformational strategy,” Kohl’s said.

One example of the strategy is Kohl’s rolling out 200 in-store Sephora shops with an expectation of launching an additional 650 shops in the next two years, including over 400 in 2022. Kohl’s said that more than 25% of Sephora shoppers are new to Kohl’s.

Kohl's said it will share additional details on the progress with its growth strategy at the previously announced Investor Day on March 7. The company is scheduled to release its fiscal year-end and fourth quarter financial results on March 1.

The company typically holds its annual shareholders meeting in May. Shareholders vote on board nominees at annual meetings and at this point that would include a slate supported by the company and the separate list of nominees from Macellum.

As for private-equity firm Leonard Green, the New York Times' DealBook reported Thursday that the firm “has expressed an interest in bidding” for Kohl’s.

“The firm may not submit an offer, but its interest is notable, given its expertise in retail,” DealBook reported. Leonard Green declined to comment to DealBook.

Leonard Green’s website lists its consumer products and retail holdings include The Container Store, Joann Fabric stores and Signet Jewelers as well as apparel line Lucky Brand.

Item 15: On February 10, 2022, Jonathan Duskin was quoted in the following article published by BizTimes:

Activist investor nominates 10 candidates for election to Kohl’s board

BizTimes

By Maredithe Meyer

February 10, 2022

Retailer continues to defend its bid evaluation process, strategic plan

In an effort to overhaul Kohl’s 14-person board, activist investor Macellum Capital Management Thursday morning announced a slate of 10 director nominees for election at the retailer’s 2022 annual meeting this spring.

Macellum, which owns a 5% stake in Menomonee Falls-based Kohl’s Corp., has put pressure on the company since last year to improve its board representation in order boost shareholder value, or to seriously consider a full sale of the company.

The hedge fund is now taking action, as promised, following Kohl’s unexpected rejection last week of two purchase offers, one for $64 per share and the other for $65 per share, and adoption of a shareholder rights plan or “poison pill” to prevent a hostile takeover. However, that does not prevent the board from considering qualified purchase offers.

Kohl’s stock price has risen 7% over the past five days, opening Thursday at $62.56.

The way Macellum sees it, Kohl’s recent decisions indicate that its current board is “no longer operating with impartiality and objectivity” and “no longer prioritizing shareholders’ interests,” managing partner Jonathan Duskin wrote in a letter to shareholders Thursday.

Arguing that Kohl’s current board is in need of additional retail expertise and shareholder representation, Macellum has nominated the following 10 candidates.

•	George Brokaw – Board director at DISH Network Corp., CTO Realty Growth, Inc., and Alico, Inc.; and former managing director at financial services company Lazard Frères & Co. LLC.

•	Jonathan Duskin – Managing partner and chief executive officer at Macellum Capital Management; and board director at retailer Citi Trends, Inc.

•	Francis Ken Duane – Former executive vice chairman at PVH Corp., which includes fashion brands such as Tommy Hilfiger, Warner’s, Olga and True & Co., and Calvin Klein; and board director at apparel manufacturer Ariat International, Inc.

•	Pamela Edwards – Chief financial officer and executive vice president at Citi Trends, Inc.; and board director at luxury department store chain Neiman Marcus Group, LLC.

•	Stacy Hawkins – Vice dean and professor at Rutgers Law School.

•	Jeffrey Kantor – Former senior executive at Macy’s, Inc.; former chairman of Macy’s.com; and president of retail and wholesale consulting firm JAK Consulting.

•	Perry Mandarino – Co-head of investment banking, head of restructuring and senior managing director at investment banking firm B. Riley Securities, Inc.; and board director at retailer Bebe Stores Inc.

•	Cynthia Murray – Former president at women’s clothing chain Chico’s Brand, FAS, Inc.; former president at plus-size apparel company Full Beauty Brands; former executive at women’s apparel retailer Talbots, Inc.; and founder and chief executive officer of senior leadership consultancy Stanmore Partners.

•	Kenneth Seipel – Former chief executive officer at department store chain Gabriel Brothers, Inc.; former president and chief operating officer at fast fashion brand Wet Seal, Inc.; former executive vice president of stores, operations and store design at Old Navy.; principal of Retail Business Optimization LLC; and board director at Citi Trends, Inc.

•	Craig Young – Founder and managing principal of real estate private equity firm Tidewater Capital, LLC; and president of venture investing platform Chain of Lakes Capital, Inc.

This is not the first time Macellum has attempted to take control of Kohl’s board. The firm was part of the activist investor group that launched a proxy war against the retailer last year. That effort amounted to a settlement consisting of three new board directors. Two were appointed by the group: Margaret Jenkins, former chief marketing officer at Denny’s Inc. and Thomas Kingsbury, former chief executive officer at Burlington Stores. And one by Kohl’s, Christine Day, former CEO of Lululemon Athletica. The board also agreed to expand its share repurchase authorization from $300 million to $2 billion.

Macellum said its nominees, if elected this time around, will explore all avenues of maximizing shareholder value, including sale opportunities.

Responding in a statement Thursday morning, Kohl’s fought back. It called Macellum’s overhaul effort “unjustified and counterproductive” and pointed to the 2021 settlement agreement. Kohl’s also highlighted the recent appointment of its independent finance committee to lead a review of any purchase offers, as well as its engagement with financial advisors Goldman Sachs and PJT Partners.

“The board reaffirms its commitment to maximizing the long-term value of the company. It will continue to pursue all reasonable opportunities to drive value, consistent with its fiduciary obligations,” the retailer said.

It also pointed to recent financial performance, which saw net sales for the first three quarters of 2021 catch up to pre-pandemic levels, prompting Kohl’s to twice raise its guidance for the full year. Plus, the company’s Q3 operating margin was 8.4%, marking the highest Q3 operating margin in nine years. Kohl’s has also seen single-digit in-store sales growth since launching its Sephora shop-in-shop partnership last fall, so far in 200 stores.

This progress, Macellum argues, can only be attributed to the economy’s reopening from the pandemic, considering Kohl’s stock and top-line growth has lagged behind industry peers including Dillard’s and Macy’s over the past year.

Kohl’s plans to give a full update on its turnaround plans at its March 7 investor day and is to release its fourth quarter 2021 earnings on March 1.

In the meantime, the board will present its recommendation to re-elect the current board through proxy statements filed with the U.S. Securities and Exchange Commission.

Shareholders will vote at the 2022 Annual Meeting on a date yet-to-be-announced.

Item 16: On February 10, 2022, Macellum Badger was quoted in the following article published by the New York Times:

Kohl’s faces renewed pressure to sell itself as new bidders emerge.

The New York Times

By Lauren Hirsch

February 10, 2022

An activist investment firm that has been fighting for changes at the company for more than a year has proposed a slate of candidates to the company’s board.

The retailer Kohl’s is under increasing pressure on multiple fronts. On Thursday, the activist investment firm Macellum Advisors, which has been fighting for changes at the company for more than a year, sought to take over the retailer’s board as part of its push to persuade the company to sell itself.

Kohl’s has recently received takeover approaches but rejected them as too low. Last week, it said that it has hired the investment bank PJT Partners and Goldman Sachs to field any further interest. It also put in a place a “poison pill” provision that makes it harder for an acquirer to put a bid directly to Kohl’s shareholders. It made an exception for “qualified” offers, which requires the bids to be fully financed, among other conditions.

In its push for a sale, Macellum said that it was convinced “more than ever” that the retailer’s board needed to be refreshed — it has proposed a slate of 10 candidates. Macellum, which owns about 5 percent of Kohl’s shares, struck a settlement with the retailer last April that included the addition of three new directors to its 14-seat board. All members of Kohl’s board, aside from its chief executive, Frank Sica, are independent. Mr. Sica is not standing for re-election to the board.

Kohl’s called Macellum’s effort to take control of its board “unjustified and counterproductive.”

Several potential suitors for Kohl’s have recently emerged:

•	Acacia Research Corporation, which is backed by the activist investment firm Starboard Value, last month offered $9 billion to acquire Kohl’s, which was 37 percent higher than its market value at the time.

•	The private equity firm Sycamore Partners has also expressed interest in bidding for Kohl’s.

•	Leonard Green & Partners, a private equity firm, has reached out to Kohl’s about a potential bid, first reported by the DealBook newsletter. The firm, which has deep retail expertise, previously tried to lead a management buyout of the retailer Nordstrom.

Like most department stores, Kohl’s has struggled to fend off competition from online retailers and brands themselves, which are increasingly sidestepping department stores all together. It has worked to carve out a place for itself by focusing in part on athleisure wear, which now makes up more than a quarter of its sales. Analysts have lauded Kohl’s for creative use of its real estate, like partnerships with Amazon and Sephora, to rethink profitability of its more than 1,000 stores. But they have also warned about the potential impact of supply chain challenges on sales.

Kohl’s in November reported a 16 percent jump in quarterly revenue. Its shares are up more than 20 percent this year, fueled by the takeover interest.

Item 17: On February 10, 2022, Macellum Badger was quoted in the following article published by Footwear News:

An Activist Investor Is Nominating 10 Directors to the Kohl’s Board to Fix the Business

Footwear News

By Shoshy CIment

February 10, 2022

Kohl’s is going head-to-head with one of its investors.

Macellum Advisors GP, LLC, which holds almost 5% of outstanding common shares at Kohl’s, said that it will nominate ten candidates for election to the company’s board of directors at the annual shareholder meeting this year.

The announcement comes shortly after Kohl’s rejected two offers from two firms looking to acquire the company, an action Macellum strongly supported. In rejecting the offers, Kohl’s stated that they did “not adequately reflect the Company’s value in light of its future growth and cash flow generation.”

Kohl’s also instituted a “limited-duration shareholder rights plan” to help the company avoid an unwanted takeover, which is effective until February 2023.

“We are convinced – now more than ever – that a majority of the company’s Board needs to be refreshed,” Macellum wrote in an open letter. “The Board’s decision to hastily reject at least two recent expressions of interest to acquire the Company, both of which included sizable premiums, suggests it is no longer operating with impartiality and objectivity.”

Kohl’s said Macellum’s most recent actions were “unjustified and counterproductive.” Macellum entered into a settlement with Kohl’s last year, which involved two board seats and other changes. Recently, Macellum has said it believes that more shareholder representation is crucial to help Kohl’s do better. The investor also said it supports a move for the company to separate its digital and brick-and-mortar businesses into two separate entities, a recently popular move among traditional department store retailers.

Led by Jonathan Duskin, Macellum has been publicly critical of Kohl’s management for months. In January, Macellum sent an open letter to other shareholders to call out Kohl’s for “mismanaging” the business and “failing to implement necessary operational, financial and strategic improvements.”

The letter said Kohl’s had “produced some of the worst revenue numbers in its retail peer group since the economy began reopening in 2021.”

Macellum is not the only investor to pressure Kohl’s to make changes in recent months. In early December, investor Engine Capital LP, which owns 1% of outstanding shares at Kohl’s, asked the company to separate its physical store business from its e-commerce business. Engine also asked the company to run a market test to determine how much certain financial sponsors would pay per share for the company.“Given leadership’s failure to create value through operational excellence and strategic initiatives over long periods of time, it is time for the Board to accept the fact that the public market is not appreciating Kohl’s in its current form,” wrote Engine in the letter. “Even the most patient long-term shareholders cannot be expected to endure the punishing underperformance and perpetual value disconnect seen at Kohl’s.

Item 18: On February 10, 2022, Jonathan Duskin was quoted in the following article published by Activist Insight:

Macellum targets 10 director spots at Kohl’s

Activist Insight

February 10, 2022

Macellum Advisors has kicked off a new proxy contest at Kohl’s, advancing a majority 10-person slate that includes the activist’s own Jonathan Duskin. Last year, Macellum settled with Kohl’s for three board positions, including two nominated by the activist and its allies.

In a Thursday open letter, the near-5% shareholder criticized the company’s board for not doing enough to grow the business and cold-shouldering potential suitors.

Macellum listed several governance issues it sees at Kohl’s, including the recently enacted poison pill, to argue that a majority of the board needs to be replaced so that it can “credibly evaluate potentially value-maximizing alternatives versus management’s perpetually ineffective plans.”

Last week, Kohl’s said that its board had rejected takeover bids for failing to “adequately reflect the company’s value.” The retailer did not name the bidders but previously Acacia Research, a company backed by Starboard Value, revealed making a $64 per share in cash offer, and rumors surfaced buyout shop Sycamore Partners was working on a $65 per share proposal.

“Kohl’s is at a pivotal inflection point now that it has a window to source and consider potentially value-maximizing acquisition proposals -- a window that will not be open indefinitely as the market environment and macro circumstances evolve,” wrote Duskin, managing partner at the activist firm, Thursday.

Duskin said he was seeking a board spot for himself because Kohl’s needs to have a shareholder on the board. The other nine candidates bring expertise in retail and investment banking, the Thursday letter reads.

In a statement Thursday, the retailer called Macellum’s board push “unjustified and counterproductive," saying that it was actively evaluating takeover interest. Kohl’s also said it was “disingenuous” of Macellum to criticize it for rejecting recent offers since the activist previously said the business was worth “at least $100 per share.”

The activist’s slate includes former Macy’s senior executive Jeffrey Kantor, B. Riley Securities co-head of investment banking Perry Mandarino, and Craig Young, managing principal of real estate private equity firm Tidewater Capital.

Shares in Kohl’s were up slightly at $62.20 each in morning trading Thursday, which gives the retailer a market value of about $8.6 billion.

Macellum’s fresh board push comes after a campaign last year that targeted nine seats at Kohl’s. The activist was part of an alliance at the time that included Ancora Advisers, Legion Partners Asset Management, and 4010 Capital, and controlled 9.3% of the retailer’s share capital. The activist group dropped the contest after Kohl’s expanded its 11-member board by three directors.

Item 19: On February 10, 2022, Macellum Badger was quoted in the following article published by Home Textiles Today:

Kohl’s slaps back at activist investor claims

Home Textiles Today

By Jennifer Marks

February 10, 2022

Calls Macellum Advisors’ comments disingenuous

Menomonee Falls, Wis. – The war of words continues between Kohl’s Corporation and an investor group pushing for the company to accept a takeover offer.

This morning, the retailer issued a statement characterizing Macellum Advisors’ effort to wrest control of its board of directors as “unjustified and counterproductive.” Kohl’s noted that last year it appointed two of Macellum’s designees to the board along with a third, mutually selected board member.

“Macellum’s claim that Kohl’s board is not equipped to evaluate sale opportunities is groundless. The board designated its Finance Committee, which is comprised entirely of independent directors, was formed pursuant to the settlement with Macellum and includes one of Macellum’s 2021 designees, to lead the review of any expressions of interest. Additionally, the company and the board have engaged financial advisors, including Goldman Sachs and PJT Partners, and have asked Goldman Sachs to engage with interested parties,” Kohl’s stated.

Late last week, Macellum issued a statement accusing Kohl’s board members of lacking objectivity after the company rejected a $9 billion buy-out offer of approximately $64 per share. Kohl’s did so, directors said, because the offer undervalued the company.

“Macellum’s claim to be ‘disappointed and shocked’ by Kohl’s rejection of the previously disclosed expressions of interest is disingenuous,” the retailer asserted in its latest comments on the matter. “Macellum has on multiple occasions stated publicly that Kohl’s is worth ‘at least $100 per share.’”

The private equity group on Feb. 4 criticized the board’s adoption of a shareholder rights plan, or poison pill provision, describing it as an action designed to “derail a credible process and kill interest among the growing crop of possible buyers of Kohl’s.”

Kohl’s pushed back on that today, arguing that the rights plan will protect shareholder value by allowing the board to conduct an orderly review of bids for the company and would prevent any person or group from gaining control of Kohl’s through open market accumulation.

“Macellum itself publicly acknowledged on February 4 that the shareholder rights plan Kohl’s adopted is ‘still a stop, look and listen mechanism.’ As demonstrated by Macellum’s latest announcement, the rights plan also does not impact shareholders’ ability to initiate a proxy contest,” Kohl’s stated.

The activist group recently announced plans to put forward its own slate of directors. Kohl’s this morning reiterated that it will share details on its financial progress and growth strategy during its Investor Day on March 7.

Item 20: On February 10, 2022, Macellum Badger was quoted in the following article published by Retail Dive:

Activists suggest Kohl's met with Amazon

Retail Dive

By Daphne Howland

February 10, 2022

Dive Brief:

•	Macellum Advisors on Thursday said it has nominated a slate of 10 candidates to Kohl's board of directors, slamming the current board for what it called a hasty rejection of recent sale offers and adoption of a "poison pill" against a hostile takeover.

•	The activist investor also expressed alarm over rumors of Kohl's leadership "flying to Seattle, Washington, where Amazon is headquartered," saying, "we hope the incumbents are not losing sight of their fiduciary duties."

•	"Macellum's effort to take control of the Board is unjustified and counterproductive," Kohl's said in a statement Thursday, noting that last year it already appointed two Macellum candidates, plus another mutually agreed on, and that all board members, except its CEO, are independent. Kohl's didn't immediately respond to questions about any meeting with Amazon, nor did it address Amazon in its statement.

Dive Insight:

Despite some unique efforts and attributes, Kohl's, like other department stores, has become a target for financial firms looking to extract value from its real estate and/or e-commerce operations.

So far Kohl's has held firm. Kohl's previously acknowledged two bids – one from Acacia Research, owned by activist firm Starboard Value, for $64 per share; another for an undisclosed amount, rumored to be from Sycamore Partners – then said they are inadequate. Its board earlier this month said it rejected the bids following an independent review and promised updates on "ongoing strategic initiatives and capital allocation plans" at its March 7 shareholders meeting. For good measure, the board adopted a shareholder rights plan, also known as a "poison pill" designed to prevent a hostile takeover, which is in effect now and expires in a year.

That has prompted Macellum to dial up the pressure. "We feel compelled to share our blunt concerns because the Board's approach to honoring its fiduciary duties leaves a lot to be desired," the firm said in an open letter to shareholders. "Notably, the poison pill adopted by the Board seems like it was structured to chill a sale process. The pill prevents a potential acquirer from bringing an offer directly to shareholders without risking substantial dilution. In fact, simply announcing an intent to commence a tender offer (as opposed to consummating one) triggers the pill."

Macellum, citing a "growing list of issues and red flags in the boardroom," called for "substantial and urgent change," including a board overhaul. Its candidates, who hail from the retail, financial, real estate and legal sectors, possess "the right mix of corporate governance acumen, consumer and retail expertise, mergers and acquisitions experience, and independent ownership perspectives," per the letter.

They include: George Brokaw, who has worked at various financial firms including in mergers and acquisitions; Macellum CEO Jonathan Duskin; former PVH Corp. executive Francis Ken Duane; former L Brands executive Pamela Edwards; Rutgers Law School vice dean and diversity and employment practices consultant Stacy Hawkins; former Macy's chief merchant and e-commerce chief Jeffrey Kantor, also previously CEO of Hecht's department stores; investment banker and B.Riley executive Perry Mandarino; former Chico's FAS executive Cynthia Murray; business consultant Kenneth Seipel, previously executive at Gap Inc. and Wet Seal, among other retailers; and Craig Young, founder and managing principal of real estate private equity firm Tidewater Capital.

Meanwhile, Macellum seemed displeased with the idea of a meeting between Amazon and Kohl's.

The e-commerce giant for years has often been floated as an ideal candidate to take over Kohl's, and to some it seems even more logical now that the two have a working relationship, with the mid-tier department store handling Amazon returns at all of its stores. And Kohl's presence at strip-style shopping centers is seen by many as an ideal location setup for many of Amazon's brick-and-mortar stores. Those include not just bookstores and a variety of grocery stores, but also an apparel store that is likely to compete directly with Kohl's.

Along with location, Kohl's offers Amazon an opportunity to grow its Prime customer base, as just 62% of Kohl's customers are Prime members, and expand in apparel, which is the bulk of Kohl's business, according to Guggenheim analysts led by Robert Drbul.

Still, while Guggenheim acknowledged strategic value for Amazon in aquiring Kohl's, Drbul called that scenario "a long shot in today's regulatory environment."

Item 21: On February 10, 2022, Macellum Badger was quoted in the following article published by Retail Info Systems:

Kohl’s Calls Activist Macellum’s Move to Control Board ‘Unjustified and Counterproductive’

Retail Info Systems

By Jamie Grill-Goodman

February 11, 2022

Activist group Macellum seeks to take control of Kohl’s board by nominating 10 directors. Learn what Kohl’s has to say about the move.

Activist group Macellum seeks to take control of Kohl’s board by nominating 10 directors.

Among Macellum’s list of nominees are Cynthia Murray, former president of Chico’s; Kenneth Seipel, former EVP of stores at Old Navy and CEO of Gabriel Brothers, a value department store retailer; Francis Duane, a former executive vice chairman at PVH Corp.; and Jeffrey Kantor, a former Macy’s executive.

Kohl’s responded that the retailer believes Macellum’s effort is “unjustified and counterproductive.”

“Kohl’s appointed two of Macellum’s designees, along with an additional mutually agreed upon designee, to its board pursuant to the 2021 settlement agreement with Macellum and certain other shareholders,” the retailer said in a statement Thursday. “All members of the Kohl’s board, other than its CEO, are independent.”

Kohl’s came under fire from activist investor Macellum Advisors, when on January 18, the company, which holds nearly 5% of the outstanding common shares of Kohl’s, issued an open letter to its fellow shareholders.

Kohl’s rejected two takeover offers, which it said do not reflect the company’s value, considering its future growth and cash flow generation. The retailer then adopted a shareholder rights plan, also known as a “poison pill.”

In reaction to this, Macellum said “we are convinced – now more than ever – that a majority of the company’s board needs to be refreshed.” In a letter to shareholders, Macellum said, “The board’s decision to hastily reject at least two recent expressions of interest to acquire the company, both of which included sizable premiums, suggests it is no longer operating with impartiality and objectivity. The fact that the Board simultaneously adopted what appears to be an onerous, two-tiered poison pill indicates to us it is also no longer prioritizing shareholders’ interests. In our view, any directors that support such patently anti-shareholder maneuvers cannot be trusted to credibly evaluate potentially value-maximizing alternatives versus management’s perpetually ineffective plans.”

“Macellum’s claim that Kohl’s Board is not equipped to evaluate sale opportunities is groundless,” Kohl’s said in a statement on Thursday. “The board designated its finance committee – which is comprised entirely of independent directors, was formed pursuant to the settlement with Macellum and includes one of Macellum’s 2021 designees – to lead the review of any expressions of interest. Additionally, the company and the board have engaged financial advisors, including Goldman Sachs and PJT Partners, and have asked Goldman Sachs to engage with interested parties.

"Furthermore, Macellum’s claim to be ‘disappointed and shocked’ by Kohl’s rejection of the previously disclosed expressions of interest is disingenuous. Macellum has on multiple occasions stated publicly that Kohl’s is worth ‘at least $100 per share.’”

One of the unsolicited offers was for $64 a share in cash, by a group led by Acacia Research Corp., which activist hedge fund Starboard Value LP controls. The other bid was for an undisclosed amount and rumored to be from Sycamore Partners.

Item 22: On Februrary 11, 2022, Jonathan Duskin took part in an interview with Yahoo! Finance. Portions of the transcript of the interview discussing the Company are pasted below:

Karina Mitchell: Alright, we are going to shift gears and now bring in our next guest. Activist investor Macellum seeks to take over Kohl's board with the nomination of ten directors.

Yahoo! Finance's Brian Sozzi is joined by Macellum CEO Jonathan Duskin for more. Brian, take it away.

Brian Sozzi: Alright, thanks so much Karina. Jonathan, always good to get some time with you. So, you had a very interesting Thursday. Come out here in the morning, nominate ten new directors to Kohl’s' ginormous fourteen member boards. Now, they came back a little bit after that, saying what you have proposed is “unjustified and counterproductive.”

How do you respond to that?

Jonathan Duskin: Not an unusual response from the company, right? I don’t think very many boards would say that replacing the board members was justified, right? Of course, they are going to be defensive here. Obviously, we think it’s way overdue. We ran a campaign last year, you know, we were I think very reasonable, we added two directors and gave it time to play out and, unfortunately, we had probably one of the worst years of, you know, for any retailer last year – for Kohl’s, from a top-line perspective and from the stock performance perspective. And when we see the maneuvers they've made – putting in a poison pill, rejecting bona fide offers. We hear the level of interest that’s out there, we really see a board that we think is behaving somewhat disingenuously, they seem very self-serving, very entrenched, they seem intent on you know, protecting their jobs over creating shareholder value and exploring ways to create shareholder value. So, we really do think control is warranted here. Again, we tried to work very constructively with them over the last year. We waited patiently and, you know, unfortunately, it is not going very well, and I think the time for material change is upon us.

Brian Sozzi: Isn’t it supposed to be a board’s job, Jonathan, to maximize shareholder value? And as someone with a lot of retail experience such as yourself, and a lot of activist experience, what is it about this board that they could be looking away from wanting to take some pretty decent offers out there?

Jonathan Duskin: It's really hard to know. I don't sit in the boardroom. I think it probably stems from the idea that they might be overly optimistic about the company's plans. Remember, this is a company whose stock price has been in the same place for two decades. This is a company that put out a very rosy plan, a strategic agenda – the greatest agenda they called it in 2014 and missed those objectives by a wide margin. They rolled out a plan in October of 2020 to generate materiel shareholder value and obviously, that didn't come to fruition. So, it's always hard to know, but from the outside looking in, it appears there's a board that, you know, hope always spring eternal and they also think that value creation is just around the corner and I don't know that they have the right expertise on the board and the right experience on the board to really objectively analyze a plan and understand it at a detailed level enough to judge whether or not it's viable.

Brian Sozzi: Well, I recognize one person that list we're showing right now, Jonathan, that's you. You nominated yourself to join the Kohl's board. If you were to join the Kohl's board, what would be some of your first actions?

Jonathan Duskin: Well, you know, I think it's really important to have a shareholder representative in the room. I worked with a lot of great operators over the course of my career, and they bring a ton of experience and a ton of wisdom and knowledge about the industry, and I think they are really able to separate between what are the right initiatives and the wrong initiatives, and how to prioritize the initiatives. But I do think it is really important to have a shareholder perspective in the room to look at every initiative through the shareholders' lens. I think a shareholder brings a certain urgency that sometimes even the greatest executives in the country might not share the same sense of urgency, particularly when shareholders have suffered for as long as they have.

You know, as for the first thing I would do, I think we have to get under the hood and do one of two things, you know, understand what the internal plan to create value looks like and understand what these offers look like and determine what the maximum reasonable sale process might be able to generate and compare that to what we think we can achieve on a standalone basis. Obviously, we've pointed to the real estate value here as something we think is a suppressed asset. Unlocking the real estate value is not great unless you know you're going to turn the business around. You know, you want to be able to buy your stock back today with the proceeds from sales back knowing that you'll have an improved business into the future, and so I think it's really incumbent upon myself and whoever else is in the boardroom at that time to make sure we have a plan that can generate materiel shareholder value and, if not, then look to see what the best possible price we can achieve through the sale process is.

Brian Sozzi: You know, I mentioned before, the last time we spoke to you just a couple of weeks ago, when you put out another letter, but you have considerable experience in activist investing. You know, I went back and I looked back at what you did at Bed Bath & Beyond, drove a lot of change there. Do you think this is your toughest activist battle yet?

Jonathan Duskin: I don't know, it’s a tough question. You know, the company that I am the lead director of today, a company called Citi Trends. You know, we ran a campaign in 2017, I joined the board as one director, and it taught me that it's really hard to be in the small minority in the boardroom and make a difference and I think, perhaps, that's what happened to the directors that we added last year. You know, there are two directors of fourteen, it's really hard to effectuate change when you have such a large and cumbersome, unwieldy board. So, is it the toughest? You know, I don’t know. At Citi Trends, we came back and ran another campaign and ultimately replaced the majority of the directors and went on to generate tremendous shareholder value. In Kohl's, you know, it's difficult. We tried to engage constructively with them and that obviously hasn't worked. They told us under no uncertain terms that they would consider adding any shareholder representatives or adding any new directors to the board at the beginning of the year. And we were somewhat shocked by that considering the performance and disappointed. So, you know, I think the facts speak for themselves. Or maybe, in one regard it's not a difficult campaign. I think all shareholders, or a lot of shareholders, are seeing the facts and the numbers the way that we're seeing it and are going to demand change and I think everybody's curious to see what a real robust sales process will yield in terms of price. You know, they rejected these offers they got, and they used the plural of offer, offers, so we know it's more than one, and then obviously, Leonard Green was rumored or reported to be interested as well earlier this week. You know, they rejected these offers in two weeks. It's really hard to think that they ran a robust process. It’s hard to think that they gave the interested parties information that might inform their bids, that might be able to get them to raise their bids. It's hard to imagine they were able to get access to management and really do a deep dive here and see if they could offer more for the company. So you know, we'll wait and see how this develops, but we were obviously disappointed by that.

Brian Sozzi: Been fascinating to watch this one play out. Always appreciate you hopping on with us to talk. Macellum Capital Management CEO Jonathan Duskin, have a great weekend and enjoy the big game.

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CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

MACELLUM BADGER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Macellum Badger, Macellum Badger Fund II, LP, a Delaware limited partnership (“Macellum Badger II”), Macellum Advisors, LP, a Delaware limited partnership (“Macellum Advisors”), Macellum Advisors GP, LLC, a Delaware limited liability company (“Macellum GP”), Jonathan Duskin, George R. Brokaw, Francis Ken Duane, Pamela J. Edwards, Stacy Hawkins, Jeffrey A. Kantor, Perry M. Mandarino, Cynthia S. Murray, Kenneth D. Seipel and Craig M. Young.

As of the date hereof, Macellum Badger directly beneficially owns 216,204 shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), including 1,000 shares in record name. As of the date hereof, Macellum Badger II directly beneficially owns 6,738,528 shares of Common Stock. As the investment manager of Macellum Badger and Macellum Badger II, Macellum Advisors may be deemed to beneficially own the 216,204 shares of Common Stock beneficially directly owned by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the general partner of Macellum Badger, Macellum Badger II and Macellum Advisors, Macellum GP may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the sole member of Macellum GP, Mr. Duskin may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II.

As of the date hereof, none of George R. Brokaw, Francis Ken Duane, Pamela J. Edwards, Stacy Hawkins, Jeffrey A. Kantor, Perry M. Mandarino, Cynthia S. Murray, Kenneth D. Seipel or Craig M. Young own beneficially or of record any securities of the Company.